Exhibit 10.5

Technical Support and Technical Service Agreement

This Technical Support and Service Agreement (the “Agreement”) is entered into as of [    ] between the following parties in [    ]:

Party A:

Legal Address:

Party B: Beijing Global Education & Technology Co., Ltd

Legal Address: Room 02, Office 09, Tower 1-4, Courtyard 18A, South Zhongguancun Street, Haidian District, Beijing

WHEREAS,

(1) Party B is a duly registered wholly foreign owned enterprise with advance and high technology enterprise status, possessing strong network technology support and servicing capacity.

(2) Party A needs network technology support and consulting service from professional technical company in its operation and management.

NOW THEREFORE, based on the principle of equality and mutual benefits, the Parties through friendly negotiation agree as follows:

I	Contents of Technical Support

1.	Party B agrees to provide network technology support and consulting services to Party A in accordance with the terms and conditions of this Agreement, and Party A agrees to accept such services upon such terms and conditions, of which the contents are:

1.1	Daily maintenance, supervision, commissioning and troubleshooting of Party A’s computer network and equipments, including but not limited to the servers for Party A’s websites, mails and internal information management system, and the daily maintenance, supervision, commissioning and troubleshooting of personal computers of the Company.

1.2	Information release at Party A’s websites and the updating thereof.

1.3	At the request of Party A from time to time, conducting research on specific technical problems and needs being encountered in Party A’s operation, collecting relevant data and materials, and providing research results or reports within the time schedule specified by Party A.

1.4	Answering technical inquires of Party A promptly, and when necessary, sending staffs to solve problems on site when necessary.

1.5	Providing other technical support and service to Party A in accordance with the terms and conditions herein.

2.	Party A shall proactively facilitate Party B in carrying out the above mentioned work, including but not limited to providing relevant data, reports, technical requirements or instructions.

II	Provision of Services

Party A agrees that Party B shall provide network technology support and service in the manners as follows: firstly Party A shall communicate to Party B about its needs and requirements and provide relevant written materials; Party B will then draft technical support plan or research report based on Party A’s communication, so as to elaborate the details of the service plan, including personnel selection, personnel number, term and cycle of secondment, service contents and so on, and Party B will provide service to Party A according to such plan. Notwithstanding the foregoing paragraph, the Parties may determine the manners and contents of any special services by any further agreement to accommodate any actual situation.

III	Intellectual Property Rights

Any intellectual property rights created or generated from the performance of this Agreement, including but not limited to copyrights, patents, technical secrets, belong to Party B. Party A shall not enjoy any rights other than those specified in this Agreement. The Parties agree that this clause will survive the modification, cancellation or termination of this Agreement.

IV	Service Term

The service term of this Agreement starts from the effective date of this Agreement and expires on [    ]. Unless otherwise agreed by both Parties, the service term under this Agreement shall not be shortened or early terminated for whatever reasons.

V	Service Fee and Payment

The Parties agree that the fee for Party B’s provision of the network technology support and service to Party A under Clause I.1 of this Agreement is RMB [    ] per month. The service fee shall be paid monthly by Party A within 15 days after the end of each month to the bank account designated by Party B. The amount of such fee may be subject to adjustments provided that both of the Parties agree.

VI	Confidentiality

6.1	The Agreement and all provisions thereof are confidential information which no Party shall disclose to any third party except any senior officers, directors, employees, agents or counselors who are engaged in this project, or unless any Party is, under any applicable laws, obliged to disclose any information in relation to this instrument to any governmental authorities, the public or its shareholders, or to file such document to relevant authorities for record.

6.2	This clause shall survive any modification, cancellation or termination of this Agreement.

VII	Liability for Default

In the event that either Party doesn’t perform any of its obligations under this Agreement or otherwise in substance makes untrue or inaccurate representations or warranties, it shall be deemed as having breached the Agreement and shall indemnify the other Party against any direct or indirect losses or damages.

VIII	Force Majeure

In the event the performance of the Agreement is affected by Force Majeure, the affected Party shall immediately inform the other Party by telegram, facsimile or other electronic methods, and provide written proof of Force Majeure within 15 days of such event. In the light of the extent the performance of this Agreement is affected, the Parties may determine to rescind the Agreement, or partially release performance of obligations under the Agreement, or suspend such performance.

IX	Miscellaneous

9.1	All disputes arising out of or in connection with this Agreement shall be conciliated friendly by and between the Parties. When the disputes could not be solved by conciliation, the disputes shall be settled by the Beijing Arbitration Commission in accordance with rules currently effective of such arbitration commission. The place of arbitration shall be in Beijing. The award shall be terminal and binding on both of the Parties.

9.2	The Agreement shall become effective as of the date of its execution.

9.3	The Agreement is written in Chinese in 4 copies, each Party having 2 copies.

(THE SIGNATURE PAGE)

Party A:
Party A (signature and chop)

Date:

Party B: Beijing Global Education & Technology Co., Ltd
Party B (signature and chop)

Date:

Market Development Consulting Service Contract

This Market Development Consulting Service Contract (the “Agreement”) is entered into as of [    ] between the following parties in [    ]:

Party A:

Legal Address:

Party B: Beijing Global Education & Technology Co., Ltd

Legal Address: Room 02, Office 09, Tower 1-4, Courtyard 18A, South Zhongguancun Street, Haidian District, Beijing

WHEREAS,

Party B is an education & technology company with a nationwide famous brand, is strong at education business, software development and technical service, and possesses advanced teaching management and market promotion experience as a well known high-tech enterprise. Party A needs such service in its operation and management process.

NOW THEREFORE, based on the principle of equality and mutual benefits, the Parties through friendly negotiation agree as follows:

X	Contents of Consulting Service

The Parties agree that Party B provides market promotion consulting service to Party A in accordance with the terms and conditions of the Agreement, and the contents and scope of such service are as follows:

1.	Detailed analysis of training products, market, and regional characteristics.

2.	Analysis of promotion measures and promotion implementation, selection of promotion channels, promotion measures and strategy.

3.	Selection of target customers, publicity and response strategy.

4.	Campus campaign action plan and its implementation.

5.	Websites campaign action plan and its implementation.

6.	Terminal campaign action plan and its implementation.

7.	Other promotion plan and its implementation.

XI	Service Requirement

1.	The consulting service shall satisfy the demand of the developing training market, and adopt plans and strategies acceptable to the market and students.

2.	The carrying out and promotion of such plans shall comply with requirements by relevant laws and regulations.

3.	Approval by relevant authorities shall be obtained in advance if any examination and approval procedure is required for carrying out any plan.

4.	Party B shall make prompt adjustments to the means by which it carries out market promotion under the Agreement according to actual changes of the training market, so as to meet the requests arising from the increasing number of students enrolled.

XII	Service Term

1.	The service term of this Agreement starts from the effective date of this Agreement and expires on [ ].

2.	Unless otherwise agreed by both Parties, the term shall not be shortened or early terminated for whatever reasons.

3.	Prior to the expiration of the Agreement, in the event that Party A wishes to engage Party B continue providing the services, Party A should render such intention in writing to Party B before the Agreement expires. Both Parties may extend the term of the Agreement upon the reach of consensus.

XIII	Service Fee and Payment

1.	The Parties agree that the promotion and consulting service fee under this Agreement is RMB [ ] per month.

2.	Unless otherwise agreed by both Parties, the service fee payable under this Agreement shall be paid monthly within 15 days after the end of each month.

3.	Unless otherwise agreed by both Parties, Party A shall pay the fee under the Agreement to the bank account designated by Party B. Party B shall issue valid invoice to Party A for such payment.

XIV	Confidentiality

1.	Contents of Confidential Information

Commercial Confidential Information referred to under this Agreement includes but not limited to: any technical scheme, project design, technical index, computer software, database, research and development record, technical report, inspection and testing report, experimental data and result, diagram, sample, operation manual, technical archive or relevant correspondences and so on.

2.	Sources of Confidential Information

Any commercial, marketing, technical, operational data or other materials that Party B obtains from Party A and that are relating to or deriving from the service provided under this Agreement, regardless of their form or the medium on which they are recorded, are Confidential Information, no matter whether or not such information is expressed by means of any oral, graphical or written notice as being of confidential nature when disclosed.

3.	Obligations

Regarding the Commercial Confidential Information owned by any Party, the receiving Party hereby agrees:

3.1	To keep strict secrecy and take all necessary measures and systems to protect the Commercial Confidential Information (including but not limited to those measures and systems that the Receiving Party takes to protect its own Commercial Confidential Information);

3.2	Not to disclose any Commercial Confidential Information to any third party;

3.3	Not to use the Commercial Confidential Information for any purpose other than performing this Agreement;

3.4	Not to duplicate the Commercial Confidential Information or use it by means of reverse engineering. The receiving Party shall conclude confidential agreements with its employees or agents who have access to such Commercial Confidential Information similar to the related provisions in this Agreement in substance.

4.	Exceptions

Owner of the Commercial Confidential Information agrees the above clauses are not applicable to the following situations:

4.1	Such Commercial Confidential Information has been known by the public or is in the process of becoming available to the public;

4.2	Receiving Party can produce evidence to prove that it has got to know such materials before it obtains the technical materials from the owner;

4.3	Any materials legally provided by any third party;

4.4	Any technology is developed independently by the receiving Party, without using the technical materials provided by the owner.

5.	Return of Confidential Information

Upon the written request by the owner of Commercial Confidential Information at any time, Party B shall return to Party A any and all Commercial Confidential Information documents and materials, including any medium containing such information or copies or digests thereof. In the event that such technical materials are in such a form that they are not able to be returned, or they are copied or transmitted to other materials or medium, they shall be deleted accordingly.

6.	Persons having Access to Confidential Information: including but not limited to any person engaging in the service and development under this Agreement.

7.	Term for Confidentiality Obligation: same as the term of the Agreement.

XV	Cooperation

1.	Party A will provide Party B with materials or diagrams according to the actual need of the service under the Agreement and the requirements of Party B. Party A shall ensure the materials it provides are complete, true and legal.

2.	During the service term, Party B has the right to refuse providing service for Party A’s illegal information.

3.	Party A warrants the trueness of the materials it provides. In the event that any customer incurs any losses caused by false or inaccurate information provided by Party A, Party A shall be responsible and liable for all the consequences.

XVI	Liability for Breach of the Agreement

1.	If Party A defaults in the payment of service fee to Party B on time as provided for in this Agreement, Party A shall pay Party B a liquidated damage in an amount of 10% of the total contract price under this Agreement.

2.	In the event of breach of confidential obligation under the Agreement, the Party in default shall pay a penalty of 5% of the total contract price under this Agreement.

XVII	Termination of the Agreement

1.	The Agreement cannot be cancelled or terminated before expiration unless both Parties agreed in a written form.

2.	The termination of the Agreement shall not affect the rights of any entitled Party to claim compensation.

XVIII	Dispute Resolution

All disputes arising out of or in connection with this Agreement shall be conciliated friendly by and between the Parties. When the disputes could not be solved by conciliation, the disputes shall be settled by the Beijing Arbitration Commission in accordance with rules currently effective of such arbitration commission. The place of arbitration shall be in Beijing. The award shall be terminal and binding on both of the Parties.

XIX	Effectiveness and others

1.	Any other matters not specified in this Agreement shall be negotiated and agreed by representatives of both Parties. Any modification or supplementary agreement shall be made in a written form. The Agreement and any appendix constitute an integral part of the Agreement and have equal legal effect.

2.	The Agreement is made in 4 copies, each Party retains 2 copies, and becomes effective as of the date of execution by both Parties.

(THE SIGNATURE PAGE)

Party A:
Party A (signature or chop):

Date:

Party B: Beijing Global Education & Technology Co., Ltd
Party B (signature or chop):

Date: